Exhibit 99

Schlumberger Appoints Chief Operating Officer

PARIS, February 8, 2010—Schlumberger (NYSE:SLB) announced today that its Board of Directors has appointed Paal Kibsgaard Chief Operating Officer of Schlumberger Limited effective immediately.

Reporting to Andrew Gould, Chairman and Chief Executive Officer, Kibsgaard will be responsible for the day-to-day management of all worldwide operations in addition to the Schlumberger technology organization—including engineering, manufacturing and product development.

Previously, Kibsgaard was President of the Reservoir Characterization Product Group, responsible for the management of the WesternGeco, Wireline, Drilling & Measurements and Testing Services product lines.

Schlumberger Chairman and CEO Andrew Gould commented:

“Paal’s track record, consisting of significant industry experience combined with technical and management roles within Schlumberger, gives me complete confidence in his ability to manage and grow all aspects of our operations. I look forward to working closely with Paal as we lead the company into the future.”

Prior to his most recent position, Kibsgaard held a variety of global management positions including Vice President of Engineering, Manufacturing and Sustaining; Vice President of Personnel for Schlumberger Limited; and President of Schlumberger Drilling & Measurements.

Earlier in his Schlumberger career, Kibsgaard was GeoMarket manager for the Caspian region after holding various field positions in technical sales and customer support.

A petroleum engineer with a master’s degree from the Norwegian Institute of Technology, Kibsgaard began his career in 1992 working for ExxonMobil. In 1997, he joined Schlumberger as a Reservoir Engineer in Saudi Arabia.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 77,000 people representing over 140 nationalities and working in more than 80 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston and The Hague and reported revenues of $22.70 billion in 2009. For more information, visit www.SLB.com.

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For further information, contact:

Malcolm Theobald

Vice President of Investor Relations

Tel: +1 713 375 3535

investor-relations@slb.com

Stephen Whittaker

Director of Corporate Communications

+ 33 1 4062 1330

swhittaker@slb.com